Exhibit 99.1

Company Contacts:		Investor Relations Contacts:
E-Z-EM, Inc.		Lippert/Heilshorn & Associates, Inc.
Tom Johnson (tjohnson@ezem.com)		Kim Sutton Golodetz (kgolodetz@lhai.com)
(800) 544-4624	x3317	Anne Marie Fields (afields@lhai.com)
www.ezem.com		(212) 838-3777
Bruce Voss (bvoss@lhai.com)
(310) 691-7100

FOR IMMEDIATE RELEASE

E-Z-EM MOURNS THE DEATH OF HOWARD S. STERN,

CO-FOUNDER, DIRECTOR AND CHAIRMAN EMERITUS

LAKE SUCCESS, N.Y., January 3, 2006—E-Z-EM, Inc., (Nasdaq: EZEM) regrets to announce the death of Howard S. Stern, co-founder, Chairman Emeritus, and serving director of the Company, after losing a brave battle with brain cancer. He was 74.

Mr. Stern co-founded E-Z-EM in 1962 to develop and market the first unit-dose product to virtually eliminate cross-contamination during the administration of barium sulfate contrast media. The product was the first of many innovations Mr. Stern would contribute to the field of radiology in his more than 40 years of leadership with E-Z-EM, in the process establishing the Company as a recognized name among radiologists around the world.

Mr. Stern served as director of E-Z-EM from the Company’s founding until his passing, and also served as the Company’s Chairman of the Board from its founding until December 2004, when he was named Chairman Emeritus. Mr. Stern also served as Chief Executive Officer from the Company’s founding until 1990, as President and Chief Executive Officer from 1990 to 1994, and again from 1997 to 2000.

At his death, Mr. Stern was also a director of AngioDynamics, Inc. (Nasdaq: ANGO), which he co-founded in 1988 as a division of E-Z-EM. He served as the Chairman of the Board of AngioDynamics from that Company’s founding until 2004, when it was spun off to E-Z-EM shareholders. He was also instrumental in the founding and development of Surgical Dynamics, which was sold to U.S. Surgical in 1996.

In 2001, in recognition of his life’s work, he was honored with a special award by the Society of Gastrointestinal Radiologists (SGR) “in appreciation for his generous support and dedication to the educational mission of the Society.” Mr. Stern was also active in many charitable causes, particularly at The Massachusetts Institute of Technology, where he endowed a fellowship chair at the School of Chemical Engineering Practice, and supported the Center for Cancer Research. He also was the founding donor of the Center for Patient Partnerships at the University of Wisconsin-Madison, and also served on the board of trustees of the Parker Jewish Institute for Health Care & Rehabilitation. In honor of his father, he established the Isadore N. Stern Scholarship of the American Society of Radiologic Technologists (ASRT) Education and Research Foundation.

Mr. Stern received a Bachelor of Science in Chemical Engineering in 1953 and a Master of Science in Chemical Engineering in 1954, both from the Massachusetts Institute of Technology (MIT). He also served as a Lieutenant in the United States Navy from 1955-1958. He is survived by his wife Linda, his children Rachel and Seth, his son-in-law Peter and his daughter-in-law Trisha, and his grandchildren William, Madeleine, and Alexander.

Commenting on the announcement, Anthony A. Lombardo, president and CEO of E-Z-EM, said “Howard dedicated his life to developing and producing medical products that improved healthcare treatment for patients. His desire to improve the methods for the screening and diagnosis of colon cancer was relentless, and his passion to encourage everyone to be screened was never ending. He was a giant in the industry, a true visionary, and a guiding light for all who had the privilege to work with him at E-Z-EM. For over 40 years, this Company grew under his stewardship to become an industry leader and play an important role in advancing treatments for cancer and other diseases of the digestive tract. Howard’s passing is a great personal loss to all of us at E-Z-EM, who lost a colleague, a friend, and a father. We celebrate his life and are committed to continuing his legacy. Our thoughts and prayers are with the Stern family.”

About E-Z-EM, Inc.

E-Z-EM is a leading manufacturer of contrast agents for gastrointestinal radiology. The Company also offers Empower®—the only family of CT injectors on the market with patented EDA™ technology that can help detect contrast extravasation—and offers a complete product set for the virtual colonoscopy practitioner. This product line consists of virtual colonoscopy hardware, software, nutritional prep kits and bowel cleaners, tagging agents and a carbon dioxide colon insufflation system. The Company is also the exclusive global manufacturer and marketer of Reactive Skin Decontamination Lotion (RSDL), a liquid skin decontaminant that breaks down chemical agents such as Sarin or VX in seconds, leaving a non-toxic liquid that can be washed away with water.

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